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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 14, 2014
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

2014 General Rate Case (“GRC”)

On August 14, 2014, the California Public Utilities Commission (“CPUC”) issued a final decision in Pacific Gas and Electric Company’s (the “Utility”) 2014 GRC, adopting the proposed decision described in PG&E Corporation’s and the Utility’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, with limited modifications.  The CPUC authorized the Utility to collect a total 2014 revenue requirement of approximately $7.1 billion to recover its anticipated costs associated with electric generation, and electric and natural gas distribution.  This reflects an overall increase of $460 million, or 6.9%, over previously authorized amounts.  The CPUC also authorized attrition increases of $324 million for 2015 and $371 million for 2016.  The CPUC approved the Utility’s request to recover actual costs associated with gas leak survey and repair (subject to a limit based on the Utility’s forecast of costs to perform an accelerated three-year leak survey), major emergencies, and certain new regulatory requirements related to nuclear operations and hydroelectric relicensing.

For 2014, the CPUC also authorized the Utility to incur calculated capital expenditures of approximately $3.5 billion and authorized a weighted average rate base of $20.5 billion.  The CPUC authorized a depreciation rate-related expense increase of approximately $157 million as compared to the $492 million increase supported by the Utility’s depreciation rate study.

The 2014 revenue requirement increase authorized by the decision is effective beginning January 1, 2014.  PG&E Corporation’s and the Utility’s financial results for the quarter ending September 30, 2014 will reflect the portion of the annual increase attributable to the nine months ended September 30, 2014.  The Utility expects that rates will be adjusted to recover the increase in authorized revenue requirements starting in September 2014 for gas rates and October 2014 for electric rates.

2015 Gas Transmission and Storage (“GT&S”) Rate Case

In the GT&S rate case, the Utility has requested that the CPUC authorize a 2015 revenue requirement of $1.29 billion to recover anticipated costs of providing natural gas transmission and storage services, an increase of $555 million over currently authorized amounts.  On August 11, 2014, the CPUC’s Office of Ratepayer Advocates (“ORA”), The Utility Reform Network (“TURN”), and other parties, submitted testimony in response to the Utility’s request.

The ORA recommended a 2015 revenue requirement of $1,053 million, an increase of $338 million over currently authorized amounts.  The ORA recommended attrition increases of $39 million for 2016 and $61 million for 2017, compared to the Utility’s requested attrition increases of $61 million for 2016 and $168 million for 2017.  The ORA also recommended that the GT&S rate case period be expanded to four years with an attrition increase of $35 million for 2018.  The ORA recommended that the CPUC authorize 2015 capital expenditures of $591 million, compared to the Utility’s request of $787 million.

TURN was critical of the Utility’s request and stated that it would make its specific revenue requirement recommendation in its opening brief to be filed in November 2014.  TURN has recommended that the Utility not recover costs associated with hydrostatic testing for pipeline segments placed in service between January 1, 1956 and June 30, 1961, as well as certain other work that TURN considers to be remedial.  TURN also recommended the disallowance of about $200 million of capital expenditures incurred over the period 2011 through 2014 and recommended that about $500 million of these capital expenditures be subject to a reasonableness review and an independent audit.  TURN states that the Utility’s cost recovery should not begin until the CPUC issues a decision on the independent audit.

      Parties, including ORA and TURN, have recommended that the CPUC reject the Utility’s request for a two-way balancing account for costs associated with pipeline integrity management activities.  An association of large shippers that use the Utility’s natural gas pipeline system has recommended that many of the Utility’s costs be subject to a CPUC reasonableness review.  TURN and other parties, including the association of large shippers, have proposed that the amortization period of certain investments be extended, and that the Utility’s rate of return on equity associated with certain capital costs be reduced.

The Utility’s response to the parties’ recommendations is due September 15, 2014. The CPUC’s current procedural schedule contemplates evidentiary hearings to be held in October 2014 and a final decision to be issued in approximately March 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: August 15, 2014	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 15, 2014	By:	LINDA Y. H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary